UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 12, 2011
RXi PHARMACEUTICALS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
60 Prescott Street
Worcester, Massachusetts 01605
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (508) 767-3861
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
     On May 17, 2011, RXi Pharmaceuticals Corporation (“we,” “us,” “our” or the “Company”) issued a press release announcing our financial results and business developments for the quarter ended March 31, 2011. The following is the main text of the press release, a copy of which is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.
RXi Pharmaceuticals Reports Financial
Results for the First Quarter of 2011
•	Acquisition and financing completed to enable clinical development of lead product candidates.

•	NeuVax™ is slated to commence Phase III clinical trials under a Special Protocol Assessment (SPA) in 1H 2012 in low-to-intermediate HER2+ breast cancer patients, not eligible for Herceptin® (trastuzumab).

•	RXi’s first self-delivering RNAi product candidate, RXI-109, which targets CTGF (connective tissue growth factor), scheduled to commence human clinical trials for anti-scarring in planned surgeries in early 2012.
Worcester, MA, May 17, 2011 — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted and immunotherapy technologies, today reported its financial results for the quarter ended March 31, 2011.
“Our recent acquisition of NeuVax and focus on RXI-109 significantly advances RXi into a product development company with novel therapeutics addressing large unmet medical needs,” said Mark J. Ahn, Ph.D, President and Chief Executive Officer of RXi Pharmaceuticals. “We believe we currently have the people, pipeline and resources to realize the promise of our innovative product candidates for patients and shareholders.”
Recent Highlights
Corporate Highlights
•	Moved into Late-Stage Clinical Development with the Acquisition of Apthera, Inc. On April 13, 2011, RXi completed the acquisition of Apthera, Inc., a private biotechnology company developing an oncology pipeline of peptide-based immunotherapies. The acquisition provides RXi with a late stage product candidate, NeuVax™(E75), a peptide-based immunotherapy for low-to-intermediate HER2+ breast cancer, not eligible for Herceptin® (trastuzumab), which is expected to enter Phase III clinical trials in the first half of 2012 under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration (FDA). Phase II data after 36 months of treatment, as well as Phase III plans, will be presented at the American Society of Clinical Oncology (ASCO) annual meeting in June 2011.

•	Initiated Development Program for Dermal Anti-Scarring Product Candidate. RXi initiated its development program for RXI-109 with a goal of submitting an Investigational New Drug (IND) application in the second half of 2011. The company began manufacturing activities with a cGMP oligonucleotide manufacturer and is preparing a pre-IND package for submission to the FDA. Pending FDA review, the company intends to employ an innovative clinical trial design to study safety and tolerability as well as initial efficacy in its first clinical trial targeted for 2012. In this clinical trial, RXi plans to evaluate RXI-109 for the reduction of dermal scarring in planned surgeries.
•	Completed $8.1 million public offering in March 2011. Net proceeds from this offering resulted in approximately $7.3 million to RXi. In addition, the company completed a separate offering of $12 million in April 2011 resulting in $10.9 million in net proceeds, bringing RXi’s total pro forma cash position to over $20 million. RXi was also granted approximately $1 million in grants. The company believes it has sufficient resources to initiate the clinical trials of its lead product candidates.
Scientific Achievements
•	Announced Positive Research Data from a collaboration with Generex Biotechnology Corporation. Initial results from the collaboration between RXi and Generex demonstrated success in using RXi’s proprietary self-delivering rxRNA™ (sd-rxRNA™) compounds to silence genes up to 80% in hemopoietic cells. The ability to knock down expression of certain genes in isolated hemopoietic-derived cancer cells (ex vivo) has the potential to convert them into specific immune-stimulants and opens the possibility for development of a new class of anticancer therapeutic vaccines.

•	Presented New Preclinical RNAi Data on rxRNA Compounds. RXi announced new preclinical data using proprietary self-delivering RNAi (sd-rxRNA) compounds, including RXI-109, at the Keystone Symposia’s Mechanism and Biology of Silencing conference held March 20-25, 2011 in Monterey, California.

Quarterly Financial Highlights:
Cash, Cash Equivalents and Short Term Investments
As of March 31, 2011, RXi had cash and cash equivalents of approximately $11.1 million, compared with $14.9 million as of March 31, 2010, and $19.6 million as of April 30, 2011. The increase in cash and cash equivalents from March 31, 2011 to April 30, 2011 is attributable to the net proceeds of approximately $10.9 million from the offering that closed on April 20, 2011.
Net Loss
Net cash used in operating activities was approximately $3,027,000 for the three months ended March 31, 2011, compared with $2,444,000 for the three months ended March 31, 2010. The increase of approximately $583,000 resulted primarily from a net loss of $3,841,000, of which $1,314,000 related to stock-based compensation, $23,000 related to common stock issued in exchange for services, $76,000 related to stock warrant expense in exchange for services, $37,000 related to depreciation and $1,435,000 that reflects the fair value of warrants and mandatorily redeemable stock obligations issued with the registered direct financings completed by the Company in 2009, 2010 and 2011,and $800,000 related to changes in current assets and liabilities.
Research and Development Expense
Total research and development expenses were approximately $2,156,000 for the three months ended March 31, 2011, compared with $1,926,000 for the three months ended March 31, 2010. The increase of $230,000, or 12% was due to an increase of $442,000 in ocular and dermal anti-scarring related studies and consulting activities, offset by a decrease in non-cash employee and non-employee share based compensation of $212,000, primarily related to timing of grants and changes in Black-Scholes assumptions.
General and Administrative Expenses
General and administrative expenses were approximately $3,118,000 for the three months ended March 31, 2011, compared with $2,530,000 for the three months ended March 31, 2010. The increase of $588,000 or 23% was due to a $327,000 increase in non-cash share based compensation which was partially offset by a $234,000 decrease in non-cash compensation expense related to a warrant issued for business advisory services. Excluding the non-cash items, general and administration expenses were approximately $1,919,000 for the three months ended March 31, 2011, compared with $1,448,000 for the three months ended March 31, 2010.
About NeuVax™ (E75)
NeuVax consists of the E75 peptide derived from HER2 combined with the immune adjuvant granulocyte macrophage colony stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase II trial, which achieved its primary endpoint of disease free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for a Phase III clinical trial in adjuvant therapy of women with low-to-intermediate HER2+ status.
According to the National Cancer Institute, over 200,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% test positive for Human Epidermal growth factor Receptor 2 (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ disease are eligible for Herceptin® (trastuzumab; Roche-Genentech) which had revenues of over $5 billion in 2010. NeuVax targets the remaining 50% of HER2 positive patients (HER2 1+ and 2+) who achieve remission with current standard of care, but have no available HER2 targeted adjuvant treatment options to maintain their disease free status.
About RXI-109
RXi Pharmaceuticals has initiated development of clinical candidate RXI-109, a self-delivering RNAi compound (sd-rxRNA) for the reduction of dermal scarring in planned surgeries. RXI-109 is designed to reduce the expression of CTGF (connective tissue growth factor), a critical regulator of several biological pathways involved in fibrosis, including scar formation in the skin. RXi is beginning manufacturing activities with an experienced cGMP oligonucleotide manufacturer to support its IND enabling toxicology program, and is preparing a pre-IND package for submission to the FDA. Pending FDA review, the company intends to use an innovative clinical trial design to study safety and tolerability as well as initial efficacy in its first clinical trial targeted for 2012.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted and immunotherapy technologies. For more information, visit www.rxipharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future expectations, plans and prospects of the development of RXi Pharmaceuticals Corporation’s products. These forward-looking statements about future expectations, plans and prospects of the development of the Company’s products are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.
     The information furnished under this Item 2.02, including the accompanying Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed to be incorporated by reference in any subsequent filing by us under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as specifically stated in such filing.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     Change in Audit Committee Members
     On May 11, 2011, we notified the NASDAQ Stock Market that Sanford J. Hillsberg resigned from the Audit Committee of our Board of Directors, effective May 11, 2011, temporarily leaving only two current members of the Audit Committee, and, as a result, that we no longer complied with NASDAQ Marketplace Rule 5605 that requires at least three Audit Committee members.
     On May 12, 2011, the NASDAQ Stock Market notified us that we would have a cure period under NASDAQ Marketplace Rule 5605(c)(4) in order to regain compliance with Rule 5605, as follows: (1) until the earlier of our next annual shareholders’ meeting or May 11, 2012; or (2) if the next annual shareholders’ meeting is held before November 7, 2011, until November 7, 2011.
     On May 13, 2011, our Board of Directors appointed Richard Chin, M.D., a current director of the Company, to serve on the Audit Committee, effective as of May 16, 2011. Our Board also determined that Dr. Chin is “independent” under the current independence standards of the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act.
     On May 16, 2011, we received notice from the NASDAQ Stock Market that we had regained compliance with NASDAQ Marketplace Rule 5605.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of RXi Pharmaceuticals Corporation dated May 17, 2011.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2011	RXI PHARMACEUTICALS CORPORATION
	By:	/s/ Mark J. Ahn
Mark J. Ahn
President and Chief Executive Officer

Index to Exhibits

Exhibit
No.	Description
99.1	Press Release of RXi Pharmaceuticals Corporation dated May 17, 2011.

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